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                                                                   EXHIBIT 12(a)

                    WELLS FARGO & COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
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                                                                  Nine months
                                                Quarter ended        ended
                                                  Sept. 30,        Sept. 30,
                                                -------------   ---------------
(in millions)                                    1996   1995     1996     1995

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
Earnings, including interest on deposits (1):
  Income before income tax expense              $  598  $ 460   $1,723   $1,239
  Fixed charges                                    584    372    1,526    1,135
                                                ------  -----   ------   ------
                                                $1,182  $ 832   $3,249   $2,374
                                                ======  =====   ======   ======
Fixed charges (1):
  Interest expense                              $  552  $ 356   $1,440   $1,087
  Estimated interest component of net
  rental expense                                    32     16       86       48
                                                ------  -----   ------   ------
                                                $  584  $ 372   $1,526   $1,135
                                                ======  =====   ======   ======
Ratio of earnings to fixed charges (2)            2.02   2.24     2.13     2.09
                                                ======  =====   ======   ======
Earnings, excluding interest on deposits:
  Income before income tax expense              $  598  $ 460   $1,723   $1,239
  Fixed charges                                    138    118      386      385
                                                ======  =====   ======   ======
                                                $  736  $ 578   $2,109   $1,624
                                                ======  =====   ======   ======
Fixed charges (1):
  Interest expense                              $  552  $ 356   $1,440   $1,087
  Less interest on deposits                       (446)  (254)  (1,140)    (750)
  Estimated interest component of net
    rental expense                                  32     16       86       48
                                                ------  -----   ------   ------
                                                $  138  $ 118   $  386   $  385
                                                ======  =====   ======   ======
Ratio of earnings to fixed charges (2)            5.34   4.90     5.46     4.22
                                                ======  =====   ======   ======

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(1)  As defined in Item 503(d) of Regulation S-K.

(2) These computations are included herein in compliance with Securities and Exchange Commission regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there was no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there was no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.